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                                                                EXHIBIT 5


                        [ROBERTSON STROMBERG LETTERHEAD]


May 23, 1997


Potash Corporation of Saskatchewan Inc.
#500, 122 - 1st Avenue South
Saskatoon, SK S7K 7G3


Dear Sirs:

We have acted as Saskatchewan counsel to Potash Corporation of Saskatchewan Inc. ("PCS") in connection with any Form S-3 Registration Statement (the "Registration Statement") filed by PCS with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Act"), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement") of up to $1,000,000,000 aggregate offering price of one or more series of debt securities (the "Securities").

The Securities will be issued pursuant to an indenture in the form attached as an exhibit to the Registration Statement (the "Indenture") between PCS and The Bank of Nova Scotia Trust Company of New York (the "Trustee").

We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as the basis of the opinions set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, with independent verification, the accuracy of the relevant facts stated therein.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the Securities have been duly authorized by PCS and when the Securities have been duly issued pursuant to the Registration Statement and by the Indenture including, without limitation, the provisions of Section 3.01 of the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of PCS against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and/or the
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applicable Prospectus Supplement, the Securities will be validly issued and constitute binding obligations of PCS.

To the extent that the obligations of PCS under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization of such Trustee; that the Trustee is in compliance generally with respect to acting as a trustee under the Indenture and with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are members of the Law Society of Saskatchewan, as such, are only qualified to express our opinions with respect to the laws of the Province of Saskatchewan and the federal laws of Canada applicable thereto, effective as of the date hereof. We have made no investigation of the laws of any jurisdiction other than the Province of Saskatchewan and the laws of Canada applicable thereto.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we have come within the category of persons whose consent is required under Section 7 of the Act or the General Rule and Regulation thereunder.

Yours truly,



/s/ ROBERTSON STROMBERG
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    ROBERTSON STROMBERG